CPI AEROSTRUCTURES, INC. 8-K

Exhibit 99.1

CPI AEROSTRUCTURES APPOINTS JANET K. COOPER TO BOARD OF DIRECTORS

EDGEWOOD, NY – April 16, 2019 – CPI Aerostructures, Inc. (“CPI Aero®,” the “Company”) (NYSE American: CVU) today announced that Janet K. Cooper has been appointed to its Board of Directors. Ms. Cooper’s appointment is effective immediately and expands the Company’s board to eight directors. Concurrently, the Company also announced that Harvey Bazaar, a Director and the Chair of the Audit Committee since 2006, intends to retire from the board after the next annual meeting at which time the number of directors will return to seven.

Ms. Cooper brings decades of experience in finance and accounting within complex technology and manufacturing organizations, both as a senior executive and as a board member. She has considerable expertise in all aspects of finance, including capital markets, audit, tax, accounting, treasury, and risk management. Ms. Cooper currently serves as a Director and Chair of the Audit Committee of The Toro Company, a manufacturer of equipment for turf maintenance, snow and ice management and specialty construction equipment, and as a Director and member of the Audit Committee of Lennox International, Inc., a global leader in the heating, air conditioning, and refrigeration markets. She is also a member of the Board of Trustees and Chair of the Investment Management Committee for Rose-Hulman Institute of Technology, one of the country’s leading engineering colleges. Ms. Cooper was previously Senior Vice President and Treasurer at Qwest Communications International, Inc. She obtained a Bachelor’s Degree and a Master’s Degree from the University of Illinois and received an MBA, focusing on Finance and International Business, from the University of Chicago Booth School of Business.

"Janet is an exceptionally qualified financial expert, and we welcome her contributions, sound guidance and deep knowledge to our executive leadership. As a retired senior financial executive at a Fortune® 500 telecom company and a current board member for multi-billion-dollar industrial companies, her experience will be an invaluable asset as we execute on our long-term growth strategy," said Terry Stinson, Chairman of CPI Aero.

Mr. Stinson added, “Harvey has been a valuable member of the Board, and on behalf of the Board, I want to give my thanks and appreciation for the role he has played in the company’s growth and success.”

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies, for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero's SEC reports, including CPI Aero's Form 10-K for the year ended December 31, 2018, Form 10-Q for the three-month periods ended March 31, 2018 and June 30, 2018, and Form 10-Q/A for the three-month period ended September 30, 2018.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Jody Burfening/Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com